                                                                    Exhibit 3.26

                                                                [EXECUTION COPY]
================================================================================

                      ------------------------------------

                             M-FOODS DAIRY TXCT, LLC

                      A Delaware Limited Liability Company

                      ------------------------------------

                       LIMITED LIABILITY COMPANY AGREEMENT

                           Dated as of April 10, 2001

THE COMPANY INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I .................................................................    1
      DEFINITIONS .........................................................    1
               SECTION 1.1      Definitions ...............................    1
               SECTION 1.2      Terms Generally ...........................   12

ARTICLE II ................................................................   12
      GENERAL PROVISIONS ..................................................   12
               SECTION 2.1      Formation .................................   12
               SECTION 2.2      Name ......................................   12
               SECTION 2.3      Term ......................................   12
               SECTION 2.4      Purpose ...................................   12
               SECTION 2.5      Powers ....................................   12
               SECTION 2.6      Foreign Qualification .....................   13
               SECTION 2.7      Registered Office; Registered Agent;
                                Principal Office; Other Offices ...........   13
               SECTION 2.8      No State-Law Partnership ..................   13

ARTICLE III ...............................................................   14
      MANAGEMENT ..........................................................   14
               SECTION 3.1      The Management Committee; Delegation of
                                Authority and Duties ......................   14
               SECTION 3.2      Establishment of Management Committee .....   15
               SECTION 3.3      Management Committee Meetings .............   16
               SECTION 3.4      Chairman ..................................   17
               SECTION 3.5      Approval or Ratification of Acts or
                                Contracts .................................   17
               SECTION 3.6      Action by Written Consent or Telephone
                                Conference ................................   17
               SECTION 3.7      Officers ..................................   17
               SECTION 3.8      Management Matters ........................   19
               SECTION 3.9      Liability of Unitholders ..................   20
               SECTION 3.10     Indemnification ...........................   21

ARTICLE IV ................................................................   22
      CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS ...................   22
               SECTION 4.1      Capital Contributions .....................   22
               SECTION 4.2      Capital Accounts ..........................   22
               SECTION 4.3      Allocations of Net Income and Net Loss ....   22
               SECTION 4.4      Distributions .............................   26
               SECTION 4.5      Security Interest and Right of Set-Off ....   29

ARTICLE V .................................................................   29
      WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP
      INTERESTS; ADMISSION OF NEW MEMBERS .................................   29
               SECTION 5.1      Unitholder Withdrawal .....................   29
               SECTION 5.2      Dissolution ...............................   29
               SECTION 5.3      Transfer by Unitholders ...................   30
               SECTION 5.4      Admission or Substitution of New Members ..   31
               SECTION 5.5      Compliance with Law .......................   31

ARTICLE VI ................................................................   31
      REPORTS TO MEMBERS; TAX MATTERS .....................................   31
               SECTION 6.1      Books of Account ..........................   31
               SECTION 6.2      Reports ...................................   32
               SECTION 6.3      Fiscal Year ...............................   32
               SECTION 6.4      Certain Tax Matters .......................   32

ARTICLE VII ...............................................................   34
      MISCELLANEOUS .......................................................   34
               SECTION 7.1      Schedules .................................   34
               SECTION 7.2      Governing Law .............................   34
               SECTION 7.3      Successors and Assigns ....................   34
               SECTION 7.4      Confidentiality ...........................   34
               SECTION 7.5      Amendments ................................   34
               SECTION 7.6      Notices ...................................   35
               SECTION 7.7      Counterparts ..............................   35
               SECTION 7.8      Power of Attorney .........................   35
               SECTION 7.9      Entire Agreement ..........................   36
               SECTION 7.10     Section Titles ............................   36

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                             M-FOODS DAIRYTXCT, LLC
                      A Delaware Limited Liability Company

            THIS LIMITED LIABILITY COMPANY AGREEMENT of M-Foods Dairy TXCT, LLC, dated and effective as of April 10, 2001 (this "Agreement"), is adopted, executed and agreed to, for good and valuable consideration, by the Persons listed on Schedule A attached hereto as of the date hereof upon their execution of this Agreement, and each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act. Any reference in this Agreement to any Member shall include such Member's Successors in Interest to the extent such Successors in Interest have become Substitute Members in accordance with the provisions of this Agreement.

            NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            SECTION 1.1 Definitions.

            Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

            "Act" means the Delaware Limited Liability Company Act, Title 6, ss.ss. 18-101, et seq, as it may be amended from time to time.

            "Additional Member" means any Person that has been admitted to the Company as a Member pursuant to Section 5.4 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

            "Adjusted Capital Account Deficit" means, with respect to any Unitholder, the deficit balance, if any, in such Unitholder's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                        (i) credit to such Capital Account any amounts that such
            Unitholder is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g)(1); and

                        (ii) debit to such Capital Account the items described
            in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

            The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section
1.704-1(b)(2)(ii)(d) and shall be interpreted and applied by the Management Committee consistently therewith.

            "Affiliate" when used with reference to another Person means any Person (other than the Company), directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of a Member shall include all partners, officers, employees and former partners, officers or employees of, all consultants or advisors to, and all other Persons who directly or indirectly receive compensation from, such Member.

            "Assignee" means any transferee to which a Member or another Assignee has transferred its interest in the Company in accordance with the terms of this Agreement, but who is not a Member.

            "Bankruptcy" means, with respect to any Person, the occurrence of any of the following events: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of his assets;
(ii) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing his inability to pay his debts as they become due; (iii) the failure of such Person to pay his debts as such debts become due; (iv) the making by such Person of a general assignment for the benefit of creditors; (v) the filing by such Person of an answer admitting the material allegations of, or his consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or
(vi) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of his assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive days.

            "Capital Account" means, with respect to any Unitholder, the account maintained for such Unitholder in accordance with the following provisions:

                  (a) To each Unitholder's Capital Account there shall be added such Unitholder's Capital Contributions, such Unitholder's allocable share of Net Income and any items in the nature of income or gain which are specially allocated to such Unitholder pursuant to Section 4.3(c) hereof, and the amount of any Company liabilities assumed by such Unitholder or which are secured by any property distributed to such Unitholder.

                  (b) To each Unitholder's Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Unitholder pursuant to any provision of this Agreement, such Unitholder's allocable share of Net Losses and any items in the nature of expenses or losses which are specially allocated to such Unitholder pursuant to Section 4.3(c) hereof, and the amount of any liabilities of such Unitholder assumed by the Company or which are secured by any property contributed by such Unitholder to the Company.

                  (c) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                  (d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) hereof and Section 4.3(b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

                  (e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704(b) and the Regulations promulgated thereunder, and shall be interpreted and applied by the Management Committee in a manner consistent with such Regulations.

            "Capital Contribution" means, with respect to any Unitholder, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed from time to time to the Company by such Unitholder (it being understood that the Gross Asset Value with respect to property in respect of a Unitholder's Initial Capital Contribution shall initially be as set forth on Schedule A attached hereto; provided that the Gross Asset Value of such Initial Capital Contribution and the number of Preferred Units, Class A Units and Class B Units may be adjusted on or before the date sixty days from the date hereof to reflect the fair market value of such Unitholder's Initial Capital Contribution as determined by an independent appraisal performed by a party chosen by the Representatives).

            "Certificate" has the meaning set forth in Section 2.1.

            "Class A Unit" means the Class A Units of the Company.

            "Class B Unit" means the Class B Units of the Company.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

            "Common Units" means, collectively, the Class A Units and the Class B Units of the Company.

            "Company" means M-Foods Dairy TXCT, LLC, a Delaware limited liability company.

            "Company Minimum Gain" has the meaning set forth in Regulations
Section 1.704-2(d).

            "control" when used with reference to any Person means the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

            "Dairy" means M-Foods Dairy, LLC, a Delaware limited liability company.

            "Dairy LLC Agreement" means that certain Limited Liability Company Agreement of M-Foods Dairy, LLC, dated as of the date hereof.

            "Dairy Preferred Units" means the units representing fractional parts of the interest of certain unitholders in Net Income, Net Losses and distributions and having the rights and obligations in Dairy specified with respect to the preferred units as such term is defined in the Dairy LLC Agreement.

            "Dairy Preferred Return" of the Dairy Preferred Units means, as of any date, an amount equal to the aggregate "Preferred Return" (as such term is defined in the Dairy LLC Agreement) accrued on all Dairy Preferred Units for all periods prior to such date (including partial periods).

            "Dairy Preferred Capital" of the Dairy Preferred Units means, as of any date, the aggregate "Capital Contributions" (as such term is defined in the Dairy LLC Agreement) made or deemed to be made in exchange for all Dairy Preferred Units.

            "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the Management Committee.

            "Distributable Assets" means, with respect to any fiscal period, all cash receipts (including from any operating, investing, and financing activities) and (if distribution thereof is determined to be necessary by a majority of the Management Committee) other assets of the Company from any and all sources, reduced by operating cash expenses, contributions of capital to subsidiaries or Affiliates of the Company and payments (if any) required to be made in connection with any loan to the Company and any reserve for contingencies or escrow required, in the good faith judgment of the Management Committee, in connection therewith.

            "Economic Interest" means a Member's or Assignee's share of the Company's net profits, net losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote in the election of Representatives, vote on, consent to or otherwise participate in any decision of the Members or Representatives, or any right to receive information concerning the business and affairs of the Company, in each case except as expressly otherwise provided in this Agreement or required by the Act.

            "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) The initial Gross Asset Value of any asset contributed by a Unitholder to the Company shall be the gross fair market value of such asset on the date of the contribution; provided that with respect to the Initial Capital Contributions such determination of gross fair market value shall remain subject to adjustment made within sixty (60) days after the date hereof as determined by an independent appraiser chosen by the
      Representatives:

                  (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times:

                        (i) the acquisition of an additional interest in the
            Company after the date hereof by a new or existing Unitholder in exchange for more than a de minimis Capital Contribution, if the Management Committee reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

                        (ii) the distribution by the Company to a Unitholder of
            more than a de minimis amount of Company property as consideration for an interest in the Company, if the Management Committee reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Unitholders in the Company;

                        (iii) the liquidation of the Company within the meaning
            of Regulations Section 1.704-1(b)(2)(ii)(g); and

                        (iv) such other times as the Management Committee shall
            reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

                  (c) The Gross Asset Value of any Company asset distributed to a Unitholder shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Management Committee taking into account the following proviso; provided that, in the case of such assets which are securities, the fair market value thereof shall be reduced (a) if and to the extent that a block sale of all of such securities is reasonably likely, in the good faith judgment of a registered broker-dealer affiliated with a reputable, nationally recognized brokerage house, to depress the trading price of such securities, (b) if and to the extent appropriate, in the good faith judgment of the Management Committee, due to illiquidity of such securities and (c) for any sales or other commissions reasonably likely to be incurred or applied in a sale of such securities.

                  (d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Management Committee determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

            "Holdings" means M-Foods Dairy Holdings, LLC, a Delaware limited liability company.

            "Initial Capital Contribution" has the meaning set forth in Section 4.1.

            "Management Committee" means the Management Committee established pursuant to Section 3.2.

            "Member" means Holdings, Kohler Mix Specialties of Connecticut, Inc., a Connecticut corporation, Midwest Mix, Inc., a Minnesota corporation, and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the "members" (as that term is defined in the Act) of the Company. Except as otherwise set forth herein or in the Act, the Members shall constitute a single class or group of members of the Company for all purposes of the Act and this Agreement.

            "Member Minimum Gain" means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

            "Member Nonrecourse Debt" has the meaning set forth in Regulations
Section 1.704-2(b)(4).

            "Member Nonrecourse Deduction" has the meaning set forth in Regulations Section 1.704-2(i)(2).

            "Membership Interest" means, with respect to each Member, such Member's Economic Interest and rights as a Member.

            "MFI" means Michael Foods, Inc., a Minnesota corporation.

            "Net Income" or "Net Loss" means for each fiscal year of the Company, an amount equal to the Company's taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

                  (b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

                  (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

                  (d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such fiscal year;

                  (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Unitholder's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

                  (g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Section 4.3(c) hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 4.3(c) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

            "Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704-2(b).

            "Officer" means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 3.7, subject to any resolution of the Management Committee appointing such Person as an officer or relating to such appointment.

            "Preferred Unit" means a Unit representing a fractional part of the interest of a Unitholder in Net Income, Net Losses and distributions and having the rights and obligations specified with respect to the Preferred Units in this Agreement.

            "Preferred Return" with respect to each holder of Preferred Units means (A) during the period ending on the earlier of (1) a Sale of the Company or (2) the second anniversary of the date hereof, the greater of (i) 100% of the Net Income of the Company, excluding Net Income earned in connection with a Sale of the Company and (ii) an amount, accrued on a daily basis and, beginning July 1, 2001, compounded quarterly on January 1, April 1, July 1 and October 1 of each year, from the day on which such Unitholder makes a Capital Contribution in respect of Preferred Units through the date of distribution equal to 10% per annum of the excess, if any, of (z) such Unitholder's aggregate Capital Contribution in respect of Preferred Units plus the aggregate amount compounded pursuant to this definition through the end of the previous quarter on each day during such period over (y) the aggregate amount of all distributions made on or prior to such day to such Unitholder in respect of Preferred Units, and (B) following the earlier of (1) a Sale of the Company or (2) the second anniversary of the date hereof, an amount, accrued on a daily basis and, beginning July 1, 2001, compounded quarterly on April 1, July 1, October 1 and January 1 of each year, from the day on which such Unitholder makes a Capital Contribution in respect of Preferred Units through the date of distribution equal to 10% per annum of the excess, if any, of (z) such Unitholder's aggregate Capital Contribution in respect of Preferred Units plus the aggregate amount compounded pursuant to this definition through the end of the previous quarter on each day during such period over (y) the aggregate amount of all distributions made on or prior to such day to such Unitholder in respect of Preferred Units. For purposes of computing the Preferred Return, each Capital Contribution shall be treated as having been made on the last day of the calendar month in which such Capital Contribution is received by the Company (except for the Initial Capital Contribution, which shall be deemed to have been made on the date hereof), and distributions shall be deemed to have been made on the last day of the month in which they are made.

            "Proceeding" has the meaning set forth in Section 3.11.

            "Regulations" means the Income Tax Regulations, including temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

            "Regulatory Allocations" has the meaning set forth in Section 4.3(c) of this Agreement.

            "Representative" has the meaning set forth in Section 3.2(a) of this Agreement.

            "Required Interest" means a majority of the Preferred Units and the Class A Units voting as a single class.

            "Sale of the Company" means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other Person or group of related Persons on an arm's-length basis, pursuant to which such party or parties (a) acquire, directly or indirectly, (whether by merger, Unit purchase, recapitalization, reorganization, redemption, issuance of Units or otherwise) more than 50% of the Common Units or (b) acquire assets constituting all or substantially all of the assets of the Company on a consolidated basis; provided, however, that in no event shall a Sale of the Company be deemed to include any transaction effected for the purpose of changing, directly or indirectly, the form of organization or the organizational structure of the Company.

            "Substitute Member" means any Person that has been admitted to the Company as a Member pursuant to Section 5.4 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or its Assignee and not from the Company.

            "Successor in Interest" means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to; (ii) assignee for the benefit of the creditors of; (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of; or
(iv) other executor, administrator, committee, legal representative or other successor or assign of, any Unitholder, whether by operation of law or otherwise.

            "Tax Matters Member" has the meaning set forth in Section 6.4(b).

            "Unit" means the Preferred Units, Class A Units and Class B Units.

            "Unitholder" means a Member or Assignee who holds an Economic Interest in Preferred, Class A or Class B Units.

            "Unpaid Preferred Return" with respect to each holder of Preferred Units means the excess, if any, of (i) such Unitholder's Preferred Return as of the date of any such determination over (ii) the aggregate amount of all distributions made to such Unitholder pursuant to or in accordance with Section 4.4(a)(ii).

            "Unreturned Preferred Capital" with respect to each Unitholder means the excess, if any, of (i) such Unitholder's aggregate Capital Contributions in respect of Preferred Units over (ii) the aggregate amount of all distributions made to such Unitholder pursuant to or in accordance with Section 4.4(a)(i).

            SECTION 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" or "Person" includes individuals, partnerships (whether general or limited), joint ventures, corporations, limited liability companies, trusts, estates, custodians, nominees, governments (or agencies or political subdivisions thereof) and other associations, entities or groups (as defined in the Securities Exchange Act of 1934, as amended). The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All terms herein that relate to accounting matters shall be interpreted in accordance with generally accepted accounting principles from time to time in effect. All references to "Sections" and "Articles" shall refer to Sections and Articles of this Agreement unless otherwise specified. The words "hereof" and "herein" and similar terms shall relate to this Agreement.

                                   ARTICLE II
                               GENERAL PROVISIONS

            SECTION 2.1 Formation. The Company has been organized as a Delaware limited liability company by the execution and filing of a Certificate of Formation (the "Certificate") by Holdings, as an initial Member, under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

            SECTION 2.2 Name. The name of the Company is "M-Foods Dairy TXCT, LLC," and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Management Committee may select from time to time.

            SECTION 2.3 Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Section 5.2.

            SECTION 2.4 Purpose. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

            SECTION 2.5 Powers.

                  (a) Subject to the provisions of this Agreement and the agreements contemplated hereby, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.4, including the power:

                        (i) to conduct its business, carry on its operations and
            have and exercise the powers granted to a limited liability company by Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                        (ii) to acquire by purchase, lease, contribution of
            property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

                        (iii) to enter into, perform and carry out contracts of
            any kind, including contracts with any Unitholder or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

                        (iv) to purchase, take, receive, subscribe for or
            otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including, without limitation, the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including, without limitation, the power to be admitted as a unitholder or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

                        (v) to lend money for any proper purpose, to invest and
            reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

                        (vi) to sue and be sued, complain and defend, and
            participate in administrative or other proceedings in its name;

                        (vii) to appoint employees and agents of the Company and
            define their duties and fix their compensation;

                        (viii) to indemnify any Person in accordance with the
            Act and to obtain any and all types of insurance;

                        (ix) to cease its activities and cancel its Certificate;

                        (x) to negotiate, enter into, renegotiate, extend,
            renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

                        (xi) to borrow money and issue evidences of indebtedness
            and guaranty indebtedness (whether of the Company or any of its Affiliates (including, but not limited to, MFI)), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

                        (xii) to pay, collect, compromise, litigate, arbitrate
            or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

                        (xiii) to make, execute, acknowledge and file any and
            all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

                  (b) Company Action. Subject to the provisions of this Agreement and except as prohibited by applicable law (i) the Company may, with the approval of the Management Committee, enter into and perform any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Member and (ii) the Management Committee may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

                  (c) Merger. Subject to the provisions of this Agreement, the Company may, with the approval of the Management Committee and without the need for any further act, vote or approval of any Member, merge with, or consolidate into, another limited liability company (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or other business entity (as defined in Section 18-209(a) of the Act), regardless of whether the Company is the survivor of such merger or consolidation.

            SECTION 2.6 Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Management Committee shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.

            SECTION 2.7 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Management Committee may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Management Committee may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Management Committee may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may have such other offices as the Management Committee may designate from time to time.

            SECTION 2.8 No State-Law Partnership. The Unitholders intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Unitholder, Representative or Officer shall be a partner or joint venturer of any other Unitholder, Representative or Officer by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.8, and this Agreement shall not be construed to the contrary. The Unitholders intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Unitholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

                                   ARTICLE III
                                   MANAGEMENT

            SECTION 3.1 The Management Committee; Delegation of Authority and Duties.

                  (a) Members and Management Committee. The Members shall possess all rights and powers as provided in the Act and otherwise by law. Except as otherwise expressly provided for herein, the Members hereby consent to the exercise by the Management Committee of all such powers and rights conferred on them by the Act with respect to the management and control of the Company. Notwithstanding the foregoing and except as explicitly set forth in this Agreement, if a vote, consent or approval of the Members is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Management Committee, each Member agrees that it shall be deemed to have consented to or approved such act or voted on such matter in accordance with a vote of the Management Committee on such act or matter. No Member, in its capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company. The Members, acting through the Management Committee, shall devote such time and effort to the affairs of the Company as they may deem appropriate for the oversight of the management and affairs of the Company. Each Member acknowledges and agrees that no Member shall, in its capacity as a Member, be bound to devote all of such Member's business time to the affairs of the Company, and that each Member and such Member's Affiliates do and will continue to engage for such Member's own account and for the account of others in other business ventures.

                  (b) Delegation by Management Committee. The Management Committee shall have the power and authority to delegate to one or more other Persons the Management Committee's rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member, a Representative or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Management Committee may authorize any Person (including, without limitation, any Member, Officer or Representative) to enter into and perform under any document on behalf of the Company.

                  (c) Committees. The Management Committee may, from time to time, designate one or more committees, each of which shall be comprised of at least two Representatives. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Management Committee, shall have and may exercise any or all of the authority of the Management Committee. At every meeting of any such committee, the presence of a majority of all the representatives thereof shall constitute a quorum, and the affirmative vote of a majority of the representatives present shall be necessary for the adoption of any resolution. The Management Committee may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

                  (d) Voting Rights. The holders of all Units shall be entitled to notice of all Unitholder meetings in accordance with this Agreement, and except as otherwise required by law, the holders of the Preferred Units and the Class A Units shall be entitled to vote on all matters submitted to the Unitholders for a vote with each Preferred Unit and each Class A Unit entitled to one vote. Except as otherwise required by this Agreement or by law, the holders of Class B Units shall not be entitled to a vote on matters submitted to the Unitholders for a vote.

            SECTION 3.2 Establishment of Management Committee.

                  (a) Representatives. There shall be established a Management Committee composed of two (2) persons ("Representatives"). Thereafter, the number of Representatives shall be established from time to time by resolution of the Management Committee. The Representatives shall be elected from time to time by the holders of the Required Interest present in person or represented by proxy at any meeting of Unitholders. Each Representative shall remain in office until his or her death, resignation or removal, and in the event of death, resignation or removal of a Representative, the party or parties, as applicable, which designated such Representative shall fill the vacancy created.

                  (b) Duties. The Representatives, in the performance of their duties, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the directors of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

                  (c) Absence. A Representative may, in isolated instances arising from exigent circumstances, designate a Person to act as his or her substitute and in his or her place at any meeting of the Management Committee. Such Person shall have all power of the absent Representative, and references herein to a "Representative" at a meeting shall be deemed to include his or her substitute. Notwithstanding anything in this Agreement to the contrary, Representatives shall not be deemed to be "members" or "managers" (as such terms are defined in the Act) of the Company.

                  (d) No Individual Authority. No Representative has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company or authorize any of the foregoing, other than acts that are expressly authorized by the Management Committee.

            SECTION 3.3 Management Committee Meetings.

                  (a) Quorum. A majority of the total number of Representatives shall constitute a quorum for the transaction of business of the Management Committee and, except as otherwise provided in this Agreement, the act of a majority of the Representatives present at a meeting of the Management Committee at which a quorum is present shall be the act of the Management Committee. A Representative who is present at a meeting of the Management Committee at which action on any matter is taken shall be presumed to have assented to the action unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Representative who voted in favor of such action.

                  (b) Place, Waiver of Notice. Meetings of the Management Committee may be held at such place or places as shall be determined from time to time by resolution of the Management Committee. At all meetings of the Management Committee, business shall be transacted in such order as shall from time to time be determined by resolution of the Management Committee. Attendance of a Representative at a meeting shall constitute a waiver of notice of such meeting, except where a Representative attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                  (c) Regular Meetings. Regular meetings of the Management Committee shall be held at such times and places as shall be designated from time to time by resolution of the Management Committee. Notice of such meetings shall not be required.

                  (d) Special Meetings. Special meetings of the Management Committee may be called on at least 24 hours notice to each Representative by any Representative. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for in this Agreement.

                  (e) Notice. Notice of any special meeting of the Management Committee or other committee may be given personally, by mail, facsimile, courier or other means and, if other than personally, shall be deemed given when written notice is delivered to the office of the Representative at the address of the Representative in the books and records of the Company.

            SECTION 3.4 Chairman. The Management Committee shall designate a Representative to serve as chairman. The chairman shall preside at all meetings of the Management Committee. If the chairman is absent at any meeting of the Management Committee, a majority of the Representatives present shall designate another Representative to serve as interim chairman for that meeting. The chairman shall have no authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing. The chairman shall initially be Gregg A. Ostrander and shall continue to be Mr. Ostrander during the period during which he is the Chief Executive Officer of MFI.

            SECTION 3.5 Approval or Ratification of Acts or Contracts. Any act or contract that shall be approved or be ratified by the Management Committee shall be as valid and as binding upon the Company and upon all the Members (in their capacity as Members) as if it shall have been approved or ratified by every Member of the Company.

            SECTION 3.6 Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Certificate or this Agreement to be taken at a meeting of the Management Committee or any committee designated by the Management Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by a majority of the Representatives or representatives of such other committee, as the case may be. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of the State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Management Committee or any such other committee, as the case may be. Subject to the requirements of this Agreement for notice of meetings, the Representatives, or representatives of any other committee designated by the Management Committee, may participate in and hold a meeting of the Management Committee or any such other committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

            SECTION 3.7 Officers.

                  (a) Designation and Appointment. The Management Committee may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Management Committee), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as Officers of the Company, with titles including "chief executive officer," "chairman," "president," "vice president," "treasurer," "secretary," "general manager," "director" and "chief financial officer," as and to the extent authorized by the Management Committee. Any number of offices may be held by the same Person. In its discretion, the Management Committee may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Management Committee may, from time to time, delegate to them. The Management Committee may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Management Committee.

                  (b) Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Management Committee. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Management Committee. Designation of an Officer shall not of itself create any contractual or employment rights.

                  (c) Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

                  (d) Chief Executive Officer. Subject to the powers of the Management Committee, the chief executive officer of the Company shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making officer. The chief executive officer shall initially be James D. Clarkson.

                  (e) President. The president shall, subject to the powers of the Management Committee and chief executive officer, have general and active management of the business of the Company; and shall see that all orders and resolutions of the Management Committee are carried into effect. The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Management Committee. The president shall initially be James D. Clarkson.

                  (f) Chief Financial Officer. The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital. The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Management Committee. The chief financial officer shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer or the Management Committee. The chief financial officer shall initially be Max Hoffmann.

                  (g) Vice President(s). The vice president(s) shall perform such duties and have such other powers as the chief executive officer or the Management Committee may from time to time prescribe. The vice-presidents initially shall be J. Christopher Henderson and James P. Kelley.

                  (h) Secretary.

                        (i) The secretary shall attend all meetings of the
            Management Committee, and shall record all the proceedings of the meetings in a book to be kept for that purpose, and shall perform like duties for the standing committees of the Management Committee when required. The secretary shall initially be Jeffrey M. Shapiro.

                        (ii)The secretary shall keep all documents described in
            Article VI and such other documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the chief executive officer or the Management Committee. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

                        (iii) If the Management Committee chooses to appoint an
            assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the chief executive officer or the Management Committee may from time to time prescribe.

            SECTION 3.8 Management Matters.

                  (a) Existence and Good Standing. The Management Committee may take all action which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Management Committee may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions.

                  (b) Investment Company Act. The Management Committee shall use its best efforts to assure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act of 1940, as amended.

            SECTION 3.9 Liability of Unitholders.

                  (a) No Personal Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Unitholder shall have any personal liability whatsoever in such Person's capacity as a Unitholder, whether to the Company, to any of the other Unitholders, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Unitholder shall be liable only to make such Unitholder's Initial Capital Contribution to the Company, if applicable, and the other payments provided expressly herein.

                  (b) Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any Representative or other Member.

            SECTION 3.10 Indemnification. Subject to the limitations and conditions provided in this Section 3.10, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, she, or it, or a Person of which he, she or it is the legal representative, is or was a Unitholder, Officer or Representative shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys' fees and expenses) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation if such Person acted in Good Faith, and indemnification under this Section 3.10 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 3.10 shall be deemed contract rights, and no amendment, modification or repeal of this Section 3.10 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 3.10 could involve indemnification for negligence or under theories of strict liability. "Good Faith" shall mean a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person's conduct was unlawful.

                                   ARTICLE IV
                CAPITAL CONTRIBUTIONS; ALLOCATIONS; DISTRIBUTIONS

            SECTION 4.1 Capital Contributions. The Members listed on Schedule A hereto have made initial Capital Contributions to the Company in the amounts and of the type set forth in Exhibit I hereto (with respect to each Member, an "Initial Capital Contribution"). Holdings' Initial Capital Contribution shall be adjusted upward or downward (and Holdings shall make an additional Capital Contribution or receive a partial return of its Initial Capital Contribution) in the proportion that the aggregate Capital Contribution of the other members is adjusted pursuant to the provision contained in the definition of Capital Contribution.

            SECTION 4.2 Capital Accounts.

                  (a) Creation. There shall be established for each Unitholder on the books of the Company a Capital Account which shall be increased or decreased in the manner set forth in this Agreement.

                  (b) Negative Balance. A Unitholder shall not have any obligation to the Company or to any other Unitholder to restore any negative balance in the Capital Account of such Unitholder.

            SECTION 4.3 Allocations of Net Income and Net Loss.

                  (a) Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Company shall be determined and allocated with respect to each fiscal year of the Company as of the end of each such year or as circumstances otherwise require or allow. Subject to the other provisions of this Section 4.3, an allocation to a Unitholder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

                  (b) General Allocations.

                        (i) Net Income and Net Loss. After giving effect to the
            special allocations provided in Sections 4.3(c) and 4.3(d), and except as provided in Section 4.3(f), all Net Income and Net Loss of the Company for a fiscal year shall be allocated to the Unitholders as follows:

                              (A) first, Net Income will be allocated to the
                  Unitholders having deficit balances in their Capital Accounts (computed after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years (other than the items comprising the Net Income or Net Loss of the Company being allocated to the Unitholders for the current fiscal year), after adding back each Unitholder's share of Company Minimum Gain and Member Minimum Gain as provided in Regulations Sections 1.704-2(g) and 1.704-2(i)(5)), to the extent of, and in proportion to, those deficits, unless satisfied by allocations under Section 4.3(c) hereof; and

                              (B) second, Net Income and Net Loss not allocated
                  under Section 4.3(b)(i)(A) will be allocated so as to cause the credit balance in each Unitholder's Capital Account (computed in the same manner as provided parenthetically in Section 4.3(b)(i)(A) hereof) to equal, as nearly as possible, the amount such Unitholder would receive if the Company sold all of its assets for the Gross Asset Value of each such asset and distributed the proceeds thereof (after satisfaction of any liabilities of the Company) in accordance with the provisions of Section 4.4 hereof (and assuming that Dairy simultaneously sold all of its assets for the Gross Asset Value (as such term is defined in the Dairy LLC Agreement) of each such asset and distributed the proceeds thereof (after satisfaction of any liabilities of Dairy) in accordance with the provisions of Section 4.4 of the Dairy LLC Agreement).

                  (c) Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Section 4.3:

                        (i)

                              (A) If there is a net decrease in Company Minimum
                  Gain or Member Minimum Gain during any fiscal year, the Unitholders shall be allocated items of Company income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) in accordance with Regulations Section 1.704-2(f) or 1.704-2(i)(4), as applicable. It is intended that this Section 4.3(c)(i)(A) qualify and be construed as a "minimum gain chargeback" and a "chargeback of partner nonrecourse debt minimum gain" within the meaning of such Regulations, which shall be controlling in the event of a conflict between such Regulations and this Section 4.3(c)(i)(A).

                              (B) Any Nonrecourse Deductions for any fiscal year
                  shall be specially allocated to the holders of Common Units in accordance with the number of Common Units held by each such Unitholder. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Unitholder(s) who bears the economic risk of loss with respect to the Member

                  Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

                              (C) If any Unitholder unexpectedly receives an
                  adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6),
                  items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii) (d), to the Unitholder in an amount and manner sufficient to eliminate, to the extent by such Regulations, the Adjusted Capital Account Deficit of the Unitholder as quickly as possible. It is intended that this Section 4.3(c)(i)(C) qualify and be construed as a "qualified income offset" within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 4.3(c)(i)(C).

                              (D) The allocations set forth in Sections
                  4.3(c)(i)(A), (B) and (C) (the "Regulatory Allocations") are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 4.3(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Unitholders so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Unitholder shall be equal to the net amount that would have been allocated to each such Unitholder if the Regulatory Allocations had not occurred.

                        (ii) For any fiscal year during which a Unitholder's
            interest in the Company is assigned by such Unitholder, the portion of the Net Income and Net Loss of the Company that is allocable in respect of such Unitholder's interest shall be apportioned between the assignor and the assignee of such Unitholder's interest using any permissible method under Code Section 706 and the Regulations thereunder, as determined by the Management Committee.

                        (iii) In the event that any amount claimed by the
            Company to constitute a deductible expense in any fiscal year is treated for federal income tax purposes as a distribution made to a Unitholder in its capacity as a partner of the Company and not a payment to a Unitholder not acting in its capacity as a partner under Code Section 707(a), then the Unitholder who is deemed to have received such distribution shall first be allocated an amount of Company gross income equal to such payment, its Capital Account shall be reduced to reflect the distribution, and for purposes of
            Section 4.3, Net Income and Net Loss shall be determined after making the allocation required by this Section 4.3(c)(iii).

                        (iv) In the event that any amount claimed by the Company
            to constitute a distribution made to a Unitholder in its capacity as a partner of the Company is treated for federal income tax purposes as a deductible expense of the Company for a payment to a Unitholder not acting in its capacity as a partner of the Company, then the Unitholder who is deemed to have received such payment shall first be allocated the Company expense item attributable to such payment, its Capital Account shall be reduced to reflect the allocation, and for purposes of Section 4.3, Net Income and Net Loss shall be determined after making the allocation required by this Section 4.3(c)(iv).

                  (d) Required Tax Allocations. All items of income, gain, loss, deduction and credit for federal income tax purposes shall be allocated to each Unitholder in the same manner as the Net Income or Net Loss (and each item of income, gain, loss and deduction related thereto) that is allocated to such Unitholder pursuant to Section 4.3(a), (b) and (c) to which such tax items relate. Notwithstanding the foregoing provisions of this Section 4.3, income, gain, loss, deduction, and credits with respect to property contributed to the Company by a Unitholder shall be allocated among the Unitholders for federal and state income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take account of the variation, if any, between the adjusted basis for federal income tax purposes of the property to the Company and its initial Gross Asset Value at the time of contribution. In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b), (c), or (d) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, deduction, and credits with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations consistent with the requirements of Treasury Regulation
      Section 1.704-1(b)(2)(iv)(g). Allocations pursuant to this Section 4.3(d) are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Unitholder's Capital Account or share of Net Income, Net Loss, other tax items or distributions pursuant to any provision of this Agreement.

                  (e) Unitholders' Tax Reporting. The Unitholders acknowledge and are aware of the income tax consequences of the allocations made by this Section 4.3 and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of Section 4.3 in reporting their shares of Company income, gain, loss, deductions, and credits for federal, state and local income tax purposes.

                  (f) Withholding. Each Unitholder hereby authorizes the Company to withhold and to pay over any taxes payable by the Company or any of its Affiliates as a result of the participation by such Unitholder (or any Assignee of, or Successor in Interest to, such Unitholder) in the Company. If and to the extent that the Company shall be required to withhold any taxes, such Unitholder shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding is required to be paid, which payment shall be deemed to be a distribution to such Unitholder under Section 4.4(a) or Section 5.2 to the extent that the Unitholder is entitled to receive a distribution and shall be taken into account in determining the amount of future distributions to such Unitholder. To the extent that the aggregate of such payments to a Unitholder for any period exceeds the distributions to which such Unitholder is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Unitholder, with interest at an interest rate of 9% compounded annually, which interest shall be treated as an item of Company income until discharged by such Unitholder by repayment, which may be made in the sole discretion of the Management Committee out of distributions to which such Unitholder would otherwise be subsequently entitled. The withholdings referred to in this
      Section 4.3 shall be made at the maximum applicable statutory rate under applicable tax law unless the Management Committee receives documentation, satisfactory to the Management Committee, to the effect that a lower rate is applicable, or that no withholding is applicable.

            SECTION 4.4 Distributions.

                  (a) Priority. Distributable Assets will be distributed (or set aside for the benefit of the applicable Unitholder in the discretion of the Management Committee) as soon as reasonably practicable after such Distributable Assets become available to the Company, subject to Section 4.4(b) as follows:

                        (i) First, 100% of the Distributable Assets shall be
            distributed to the Unitholders holding Preferred Units pro rata in accordance with each such Unitholder's Unreturned Preferred Capital until each such Unitholder's Unreturned Preferred Capital has been reduced to zero;

                        (ii) Second, after the required distributions pursuant
            to subparagraph (i) above, 100% of the Distributable Assets shall be distributed to the holders of Preferred Units, pro rata in accordance with the aggregate amount of such Unitholders' Unpaid Preferred Return until each such Unitholder's Unpaid Preferred Return has been reduced to zero;

                        (iii) Third, after the required distributions pursuant
            to subparagraphs (i) and (ii) above, 100% of the Distributable Assets shall be distributed to the holders of Preferred Units (in the proportion that the number of Preferred Units held by each such Unitholder bears to the aggregate number of all outstanding Preferred Units), in an amount equal to the excess, if any, of (A) the sum of the Dairy Preferred Capital and the Dairy Preferred Return, over (B) the sum of all prior distributions made by the Company pursuant to this Section 4.4(a)(iii) and all prior distributions made by Dairy pursuant to Sections 4.4(a)(i) and (ii) of the Dairy LLC Agreement;

                        (iv) Fourth, after the required distributions pursuant
            to subparagraphs (i) through (iii) above, 100% of the Distributable Assets shall be distributed to the holders of the Common Units all remaining amounts in the proportion that the number of Common Units held by each such Unitholder bears to the aggregate number of all outstanding Common Units.

      provided that, if the Distributable Assets being distributed consist of more than one kind of asset, all Distributable Assets consisting of cash must be distributed before any other kind of asset is distributed.

            Notwithstanding any of the foregoing, upon the event of a distribution of cash or property by Dairy, the Company shall calculate under Section 4.4(a)(i)-(iv) above the amount that would have been distributed to each Unitholder holding Preferred Units had all distributions been made immediately following such distribution by Dairy. In the event that, according to such calculation, it is determined that the Unitholders holding Preferred Units have received distributions of Distributable Assets in an amount greater than the amount to which such Unitholders would have been entitled had all distributions of Distributable Assets made by the Company been calculated immediately after such distribution by Dairy according to Section 4.4(a)(i)-(iv), such Unitholders shall be obligated to return all amounts in excess of the amount to which such Unitholders would have been entitled under such calculation made according to Section 4.4(a)(i)-(iv).

                  (b) Tax Distributions. Subject to the Act and to any restrictions contained in any agreement to which the Company is bound, no later than the tenth day of each March, June, September and December, the Company shall, to the extent of available cash, make a tax distribution to each Unitholder in an amount equal to the excess of (i) the product of (A) the cumulative taxable income, attributable to the Unitholder's investment as reported on the Unitholder's Schedule K-1 allocated by the Company to the Unitholder, in excess of the federal taxable loss carryforward deduction (assuming that such carryforward was not applied against any non-Company income of such Unitholder) to the extent that such loss carry forward deduction would be available to offset such taxable income of a Unitholder from its investment in the Company and (B) the combined maximum federal, state and local marginal income tax rate (taking into account the deductibility of state and local taxes and adjusted appropriately for varying rates) applicable to any member of M-Foods Dairy Holdings, LLC, a Delaware limited liability company, over (ii) all prior distributions pursuant to this Section 4.4. All distributions made to a Unitholder pursuant to this Section 4.4(b) on account of the taxable income allocated to such Unitholder shall be treated as advance distributions under Section 4.4(a) or Section 5.2 and shall be taken into account in determining the amount of future distributions to such Unitholder.

            SECTION 4.5 Security Interest and Right of Set-Off. As security for any withholding tax or other liability or obligation to which the Company may be subject as a result of any act or status of any Unitholder, or to which the Company may become subject with respect to the interest of any Unitholder, the Company shall have (and each Unitholder hereby grants to the Company) a security interest in all Distributable Assets distributable to such Unitholder to the extent of the amount of such withholding tax or other liability or obligation. The Company shall have a right of setoff against such distributions of Distributable Assets in the amount of such withholding tax or other liability or obligation, subject to the proviso in the first sentence of
Section 4.3(f). The Company may withhold distributions or portions thereof if it is required to do so by the Code or any other provision of federal, state or local tax or other law. Any amount withheld pursuant to the Code or any other provision of federal, state or local tax or other law with respect to any distribution to a Unitholder shall be treated as an amount distributed to such Unitholder for all purposes under this Agreement.

                                    ARTICLE V
           WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS;
                            ADMISSION OF NEW MEMBERS

            SECTION 5.1 Unitholder Withdrawal. No Unitholder shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a transfer permitted under this Agreement of all of such Unitholder's Units to an Assignee. Notwithstanding anything to the contrary contained in the Act, in no event shall any Unitholder be deemed to have withdrawn from the Company or cease to be a Unitholder upon the occurrence of any of the events specified in this Agreement, or any events similar thereto, unless the Unitholder, after the occurrence of any such event, indicates in a written instrument that the Unitholder has so withdrawn.

            SECTION 5.2 Dissolution.

                  (a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

                        (i) the written consent of the Members holding a
            majority of the outstanding Class A Units, along with the written consent of the Members holding a majority of the outstanding Class B Units;

                        (ii) the entry of a decree of judicial dissolution of
            the Company under Section 18-802 of the Act; and

                        (iii) upon the liquidation, dissolution or winding up of
            the Company.

Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

                  (b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Management Committee or, in the event of the unavailability of the Management Committee, such Member or other liquidating trustee as shall be named by the Management Committee.

                  (c) Priority. Within 120 calendar days after the effective date of dissolution of the Company, whether by expiration of its full term or otherwise, the assets of the Company shall be distributed in the following manner and order:

                        (i) All debts and obligations of the Company, if any,
            shall first be paid, discharged or provided for by adequate reserves; and

                        (ii) The balance shall be distributed to the Unitholders
            in accordance with Section 4.4.

                  (d) Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Company.

            SECTION 5.3 No Transfers by Unitholders. Unless otherwise stated herein, there shall be no transfers of Units by Unitholders (other than a pledge of such Units pursuant to that certain Pledge Agreement dated as of the date hereof by and among the parties thereto), and any transfer or attempted transfer of Units in violation of any provision of this Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

            SECTION 5.4 Admission or Substitution of New Members.

                  (a) Admission. The Management Committee shall have the right, subject to Section 5.3, to admit as a Substitute Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company. Concurrently with the admission of a Substitute Member or an Additional Member, the Management Committee shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Member in place of the transferring Member, or the admission of an Additional Member, all at the expense, including payment of any professional and filing fees incurred, of the Substitute Member or the Additional Member.

                  (b) Conditions. The admission of any Person as a Substitute or Additional Member shall be conditioned upon (i) such Person's written acceptance and adoption of all the terms and provisions of this Agreement, either by (X) execution and delivery of a counterpart signature page to this Agreement countersigned by a Representative on behalf of the Company or (Y) any other writing evidencing the intent of such Person to become a Substitute Member or Additional Member and such writing is accepted by the Management Committee on behalf of the Company and (ii) (at the request of the Management Committee) such Person's execution and delivery of a counterpart to the Securityholders Agreement.

            SECTION 5.5 Compliance with Law. Notwithstanding any provision hereof to the contrary, no sale or other disposition of an interest in the Company may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

                                   ARTICLE VI
                         REPORTS TO MEMBERS; TAX MATTERS

            SECTION 6.1 Books of Account. Appropriate books of account shall be kept by the Management Committee, in accordance with generally accepted accounting principles, at the principal place of business of the Company, and each Member shall have access to all books, records and accounts of the Company and the right to make copies thereof for any purpose reasonably related to the Member's interest as a member of the Company, in each case, under such conditions and restrictions as the Management Committee may reasonably prescribe.

            SECTION 6.2 Reports.

                  (a) Financial Statements. As promptly as practicable after the close of each fiscal year of the Company, the Management Committee shall cause an examination of the financial statements of the Company as of the end of each such fiscal year to be made in accordance with generally accepted auditing standards as in effect on the date thereof, by a firm of certified public accountants selected by the Management Committee. Within 90 days after the close of each fiscal year, a copy of the financial statements of the Company, including the report of such certified public accountants, shall be furnished to each Unitholder and shall include, as of the end of such fiscal year:

                        (i) a statement prepared by the Company setting forth
            the balance of each Unitholder's Capital Account and the amount of that Unitholder's allocable share of the Company's items of Net Income or Net Loss and deduction, capital gain and loss or credit for such year for each of its Economic Interests; and

                        (ii) a balance sheet, a statement of income and expense
            and a statement of changes in cash flows of the Company for that fiscal year.

      In addition, the Unitholders shall be supplied with all other Company information necessary to enable each Unitholder to prepare its federal, state and local income tax returns.

                  (b) Determinations. All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made by the Management Committee and shall be conclusive and binding on all Unitholders, their Successors in Interest and any other Person, and to the fullest extent permitted by law, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

            SECTION 6.3 Fiscal Year. The fiscal year of the Company shall end on December 31st of each calendar year unless otherwise determined by the Management Committee in accordance with Section 706 of the Code.

            SECTION 6.4 Certain Tax Matters.

                  (a) Preparation of Returns. The Management Committee shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. The Management Committee shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Management Committee may cause the Company to make or refrain from making any and all elections permitted by such tax laws. Each Unitholder agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Unitholder for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment. In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (A) the Tax Matters Member (as defined below) shall be authorized to act for, and its decision shall be final and binding upon, the Company and all Unitholders except to the extent a Unitholder shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Tax Matters Member in connection therewith (including attorneys', accountants' and other experts' fees and disbursements) shall be expenses of, and payable by, the Company, (C) no Unitholder shall have the right to (1) participate in the audit of any Company tax return, (2) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit (other than items which are not partnership items within the meaning of Section 6231(a)(4) of the Code or which cease to be partnership items under Section 6231(b) of the Code) reflected on any tax return of the Company, (3) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, or (4) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Member or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Member or in any such administrative or judicial proceedings conducted by the Company or the Tax Matters Member, and (D) the Tax Matters Member shall keep the Unitholders reasonably apprised of the status of any such proceeding. Notwithstanding the previous sentence, if a petition for a readjustment to any partnership item included in a final partnership administrative adjustment is filed with a District Court or the Court of Claims and the IRS has elected to assess income tax against a Member with respect to that final partnership administrative adjustments (rather than suspending assessments until the District Court or Court of Claims proceedings become final), such Member shall be permitted to file a claim for refund within such period of time to avoid application of any statute of limitation provisions which would otherwise prevent the Member from having any claim based on the final outcome of that review..

                  (b) Tax Matters Member. The Company and each Member hereby designate Midwest Mix, Inc., a Minnesota corporation, as the "tax matters partner" for purposes of Section 6231(a)(7) of the Code (the "Tax Matters Member").

                  (c) Certain Filings. Upon the sale of Company assets or a liquidation of the Company, Unitholders shall provide the Management Committee with certain tax filings as requested by the Management Committee.

                                   ARTICLE VII
                                  MISCELLANEOUS

            SECTION 7.1 Schedules. Without in any way limiting the provisions of
Section 6.2, a Representative may from time to time execute on behalf of the Company and deliver to the Unitholders schedules which set forth the then current Capital Account balances of each Unitholder and any other matters deemed appropriate by the Management Committee or required by applicable law. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

            SECTION 7.2 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

            SECTION 7.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member's Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof).

            SECTION 7.4 Confidentiality. By executing this Agreement, for three years from the receipt thereof, each Member expressly agrees to maintain the confidentiality of, and not to disclose to any Person other than the Company, another Member or a Person designated by the Company or any of their respective financial planners, accountants, attorneys or other advisors, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company that shall not be generally known to the public, except as otherwise required by law or by any regulatory or self-regulatory organization having jurisdiction and except in the case of any Member who is employed by any entity controlled by the Company in the ordinary course of its duties.

            SECTION 7.5 Amendments. This Agreement may not be modified or amended without the written consent of the Members to the fullest extent allowable under Delaware Law.

            SECTION 7.6 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Unitholder at its address or telecopy number shown in the Company's books and records, or, if given to the Company, at the following address:

            c/o Vestar Capital Partners
            245 Park Avenue
            41st Floor
            New York, New York 10167
            Attention:  General Counsel
            Telecopy: (212) 808-4922
            with a copy to:

            Michael Foods, Inc.
            5353 Wayzata Boulevard, Suite 324
            Minneapolis, MN 55416
            Attn: John D. Reedy
            Telecopy: (952) 546-3711

            and a copy to:

            Kirkland & Ellis
            200 East Randolph
            Chicago, IL 60601
            Attention: Stephen L. Ritchie, Esq.
            Telecopy: (312) 861-2200

Each proper notice shall be effective upon any of the following: (i) personal delivery to the recipient, (ii) when telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service that same day or the next business day (charges prepaid)), (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) two business days after being deposited in the mails (first class or airmail postage prepaid).

            SECTION 7.7 Counterparts. This Agreement may be executed in any number of counterparts (including by means of telecopied signature pages), all of which together shall constitute a single instrument.

            SECTION 7.8 Power of Attorney. Each Member hereby irrevocably appoints each Representative as such Member's true and lawful representative and attorney-in-fact, each acting alone, in such Member's name, place and stead, (i) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (ii) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business. The chief executive officer, as representative and attorney-in-fact, however, shall not have any rights, powers or authority to amend or modify this Agreement when acting in such capacity, except as expressly provided herein. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability or incapacity of such Member.

            SECTION 7.9 Entire Agreement. This Agreement amends, restates and supersedes in its entirety the Original Agreement. This Agreement and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that, such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

            SECTION 7.10 Section Titles. Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        M-FOODS DAIRY HOLDINGS, LLC

                                        By: _____________________________
                                        Name: ___________________________
                                        Its: ____________________________


                                        KOHLER MIX SPECIALTIES OF
                                        CONNECTICUT, INC.

                                        By: _____________________________
                                        Name: ___________________________
                                        Its: ____________________________


                                        MIDWEST MIX, INC.

                                        By: _____________________________
                                        Name: ___________________________
                                        Its: ____________________________

         [End of Signature Page to Limited Liability Company Agreement]

                                   Schedule A

--------------------------------------------------------------------------------
Name and Address of Member         Preferred Units  Class A Units  Class B Units
--------------------------------------------------------------------------------
M-Foods Dairy Holdings, LLC        0                0              50
c/o Vestar Capital Partners
1225 Seventeenth St., Suite 1660
Denver, CO 80202
--------------------------------------------------------------------------------
Kohler Mix Specialties of          7,151.96         25             0
Connecticut, Inc.
c/o Kohler Mix Specialties, Inc.
5353 Wayzata Blvd., Suite 324
Minneapolis, MN 55416
--------------------------------------------------------------------------------
Midwest Mix, Inc.                  7,151.96         25             0
c/o Kohler Mix Specialties, Inc.
5353 Wayzata Blvd., Suite 324
Minneapolis, MN 55416
--------------------------------------------------------------------------------

                                    Exhibit I